Exhibit 99.1
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Press Release

July 29, 2025

LG&E and KU reach agreement with several key stakeholders on plans to meet Kentucky’s growing energy needs

Stipulation agreement with several intervening parties in the utilities’ CPCN case was filed today with the Kentucky Public Service Commission

(LOUISVILLE, Ky.) – Louisville Gas and Electric Company, Kentucky Utilities Company and several intervening parties involved in the utilities’ current request before the Kentucky Public Service Commission to add new generation have reached a stipulation agreement that will support LG&E and KU’s ability to continue serving customers safely and reliably, while keeping pace with Kentucky’s record-breaking economic development needs.

The agreement was filed today with the KPSC for approval.

Unprecedented economic growth in the commonwealth prompted LG&E and KU, subsidiaries of PPL Corporation (NYSE:PPL), to request approval on February 28 for a Certificate of Public Convenience and Necessity (CPCN) from the Commission to add two new, highly-efficient natural gas combined-cycle units, install more battery storage and upgrade environmental technologies on Unit 2 at Ghent Generating Station. Through the regulatory process, LG&E and KU have responded to hundreds of requests for information on their generation investment plans from parties involved in the case.

The stipulation agreement supports:

•

Construction of two 645-megawatt natural gas combined-cycle units as initially proposed. These modern generating units will use advanced technology, similar to Mill Creek 5 currently under construction at the company’s Mill Creek Generating Station in Jefferson County. LG&E and KU expect to have the first unit, Brown 12, available in 2030 and the second unit, Mill Creek 6, available in 2031.

•	Installation, as initially proposed, of a selective catalytic reduction facility, available in 2028, to reduce nitrogen oxide (NOx) emissions for Ghent Unit 2.

•

The companies agreeing to request to extend the operation of Mill Creek Unit 2, subject to environmental permitting, beyond its previously planned 2027 retirement date until Mill Creek 6 is in-service in 2031.

•	LG&E and KU withdrawing the request to add battery storage at Cane Run, with the companies reserving the right to file a separate CPCN request tied to battery storage at a future date if necessary.

“Kentucky has a very open and transparent regulatory process that allows for customer input and representation, and we appreciate that this process enables thoughtful discussion, opportunities for public input and extensive reviews among the parties involved,” said John R. Crockett III, LG&E and KU President.

“As Kentucky’s largest regulated utilities, we have an obligation to serve all customers and new economic development load in the lowest reasonable cost manner. This agreement reflects the importance of that role and the critical needs addressed in our long-term generation investment plans.”

LG&E and KU forecasted last fall through their Integrated Resource Plan record-breaking economic growth and data center development. This forecast remains on pace and is not dependent upon any one specific project.

The settlement agreement was reached with the Attorney General of the Commonwealth of Kentucky; Kentucky Industrial Utility Customers, Inc., Southern Renewable Energy Association and the Kentucky Coal Association, Inc.

Parties to the case who did not join the stipulation agreement have the same opportunities as normal to continue participating in the regulatory process. The KPSC is expected to rule on the utilities’ CPCN request, including the stipulation agreement, by November.

Visit lge-ku.com/investments to learn more about LG&E and KU’s long-term plans and projects to support Kentucky’s energy future.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve more than 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 335,000 natural gas and 436,000 electric customers in Louisville and 16 surrounding counties. KU serves 545,000 customers in 77 Kentucky counties and 28,000 in five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.